UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OPKO Health, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement Supplement

2026 Annual Meeting of Stockholders of

OPKO Health, Inc.

Dear Stockholder,

This proxy statement supplement, dated May 15, 2026 (this “Supplement”), supplements the definitive proxy statement of OPKO Health, Inc., a Delaware Corporation (“OPKO”, the “Company”, “we”, “us” or “our”), filed with the Securities and Exchange Commission on April 30, 2026 (the “Proxy Statement”), relating to our 2026 Annual Meeting of Stockholders to be held virtually at 10:00 a.m., Eastern Time, on June 18, 2026 for holders of record of our common stock as of April 20, 2026.

This Supplement is intended to clarify information contained in Proposal No. 2 set forth in the Proxy Statement with respect to the OPKO Health, Inc. 2026 Equity Incentive Plan (the “2026 Equity Incentive Plan”). Specifically, we seek to clarify that our existing 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”) expired by its terms in February 2026, and the 19,008,162 shares that remained available for grant under the 2016 Equity Incentive Plan on its expiration date are no longer available for grant (regardless of whether our stockholders approve the 2026 Equity Incentive Plan as described in Proposal No. 2).

Because the 2016 Equity Incentive Plan has expired, we are generally unable to grant any new equity awards unless and until the 2026 Equity Incentive Plan is approved by stockholders at the Annual Meeting. If the 2026 Equity Incentive Plan is not approved, we will generally not be able to grant long-term equity compensation to our directors, executives and employees, potentially resulting in increased cash compensation payments, which would ultimately decrease our directors’, executives’ and other employees’ long-term alignment with investors and reduce cash available for operations. Our ability to use long-term equity-based compensation has been a significant component of our overall compensation program. We believe that the Shares under the 2026 Equity Incentive Plan will allow us to continue to attract, retain and motivate the talent required to execute our strategy.

THE BOARD REASSERTS ITS RECOMMENDATION THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE OPKO HEALTH, INC. 2026 EQUITY INCENTIVE PLAN.

If you have already voted by proxy, then you may change or revoke your proxy at any time before the Annual Meeting. You may change or revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed in the Proxy Statement;

•	re-voting by Internet or by telephone as instructed in the Proxy Statement– only your latest Internet or telephone vote will be counted;

•	if your shares are registered in your name, notifying the Company’s Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	voting virtually at the Annual Meeting.

Except with respect to the clarifying information provided herein, this Supplement does not revise, update or supplement any other information set forth in the Proxy Statement. This Supplement should be read together with the Proxy Statement.